Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger (“Agreement”), dated as of July 23, 2021, by and between AvePoint US, LLC, a Delaware limited liability company (the “LLC”), and AvePoint, Inc., a Delaware corporation (the “Company”).

Recitals

A.       The Board of Directors of the Company (the “Board”) and the sole Member of the LLC deem it advisable and in the best interests of each entity and their respective stockholders and members, as the case may be, that the Company and the LLC combine.

B.       The combination of the Company and the LLC shall be effected by the terms of this Agreement through a transaction in which the LLC will merge with and into the Company, with the Company as the surviving entity and with the separate existence of the LLC ceasing (the “Merger”).

Agreement

The parties agree as follows:

ARTICLE 1
THE MERGER

1.1      Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger as is required by the relevant provisions of the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”) substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) shall be duly executed and delivered to the Delaware Secretary of State, as appropriate, for filing, as provided in the DGCL and the DLLCA, as soon as practicable after the date of this Agreement. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (the “Effective Time”).

1.2      Effects of the Merger.

(a)         At the Effective Time, the separate existence of the LLC shall cease and the LLC shall be merged with and into the Company. The Company will continue as the surviving company in the Merger (the “Surviving Company”). The Surviving Company’s principal place of business shall be AvePoint, Inc., 901 East Byrd Street, Ste. 900, Richmond, VA  23219.

(b)        At and after the Effective Time, the Company shall possess all the assets, rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of the LLC; and all and singular assets, rights, privileges, powers and franchises of the LLC, and all property, real, personal and mixed (whether tangible or intangible), and all debts due to the LLC on whatever account, as well as all other things in action or belonging to the LLC, shall be vested in the Company, and all assets, property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Company as they were of the LLC, and the title to any real estate vested by deed or otherwise, in the LLC, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities, obligations, restrictions and duties of the LLC, pursuant to contracts in place as of the Effective Time or otherwise, shall thereafter attach to the Company, and may be enforced against it to the same extent as if such debts, liabilities, obligations and restrictions had been incurred by it.

1.3     Cancellation of LLC Membership Units and/or Membership Interests; Treatment of Company Shares. At the Effective Time, each LLC membership unit and/or membership interest outstanding immediately prior to the Effective Time shall be cancelled without consideration. At the Effective Time, each outstanding share of Company capital stock shall remain outstanding and shall continue to represent one share of the capital stock of the Surviving Company, of the same class and series as such share represented (of the Company) prior to the Effective Time.

1.4      Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Company in effect on the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Company.

1.5      Directors. The directors of the Company immediately preceding the Effective Time shall become the directors of the Surviving Company on and after the Effective Time to serve until the expiration of their terms and until their successors are elected and qualified.

1.6      Officers. The officers of the Company immediately preceding the Effective Time shall become the officers of the Surviving Company on and after the Effective Time to serve at the pleasure of its Board of Directors.

1.7      Conditions to Merger. The obligation of the Company and the LLC to effect the Merger is subject to satisfaction of the following conditions (any or all of which may be waived by the parties in their sole discretion to the extent permitted by law):

(c)         The Board of the Company shall have approved this Agreement and the Merger contemplated hereby prior to the Effective time; and

(d)         The Sole Member of the LLC shall have approved this Agreement and the Merger contemplated hereby prior to the Effective time.

ARTICLE 2
CLOSING

2.1      Closing. The closing (the “Closing”) of the Merger shall take place at the offices of AvePoint, Inc., 901 East Byrd Street, Ste. 900, Richmond, VA  23219, on the date hereof. The date of the Closing is referred to herein as the “Closing Date.”

ARTICLE 3
MISCELLANEOUS PROVISIONS

3.1      Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

3.2      Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural and the part the whole, (b) “or” has the inclusive meaning frequently identified with the phrase “and/or” and (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to.” The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.

3.3      Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its provisions concerning conflict of laws that would cause the laws of another jurisdiction to govern.

3.4     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

3.5      Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.6      Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company, the LLC and the respective successors and assigns, if any, of the foregoing

3.7      Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

[Signature Page Follows]

This Agreement and Plan of Merger has been executed by the parties hereto on the date first written above.

COMPANY:

AvePoint, Inc.

By:
Tianyi Jiang
Chief Executive Officer

LLC:

AvePoint US, LLC

By:
Brian Brown
COO and General Counsel

[Signature page to Agreement and Plan of Merger]

Exhibit A

Certificate of Merger

[Attached]

CERTIFICATE OF MERGER

MERGING

AVEPOINT US, LLC

WITH AND INTO

AVEPOINT, INC.

Pursuant to Section 264(c) of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act

AvePoint, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), Does Hereby Certify:

First: The name of the Corporation, which is the constituent corporation, is AvePoint, Inc., a Delaware corporation, and the name of the constituent limited liability company being merged into this Corporation is AvePoint US, LLC, a Delaware limited liability company (the “LLC”).

Second: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the Corporation and the LLC in accordance with Section 264(c) of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act.

Third: The name of the surviving corporation is “AvePoint, Inc.” and the Certificate of Incorporation and Bylaws of the Corporation in effect on the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the surviving corporation.

Fourth: The merger is to become effective on the date of the filing of this certificate of merger.

Fifth: The Agreement and Plan of Merger is on file at AvePoint, Inc., 901 East Byrd Street, Ste. 900, Richmond, VA  23219, the place of business of the surviving corporation.

Sixth: A copy of the Agreement and Plan of Merger will be furnished by the Corporation on request, without cost, to any member of the LLC or any stockholder of the Corporation.

In Witness Whereof, AvePoint, Inc. has caused this Certificate of Merger to be executed in its corporate name as of this 23rd day of July, 2021.

AvePoint, Inc.

By:
Tianyi Jiang
Chief Executive Officer